EXHIBIT 10.9(b)

QSPharma™

Quality with Speed®

Proposal 05-1575

11 January 2005

Pharmaceutical Development Agreement for Medivation

Dimebon Pharmaceutical Development

Project Scope

To verify and/or modify and qualify analytical methods for active pharmaceutical ingredient (API) and drug product, develop a 10 mg immediate release tablet that matches the current Russian tablet in dose, weight and size (Product), manufacture clinical trial material (CTM) of Product and matching Placebo, and conduct stability testing on CTM for Medivation Inc. (Client).

QS Pharma shall perform:

Analytical method transfer, development and/or qualification for API, Product & Placebo

Formulation development and feasibility batch manufacture of Product

CTM Product and Placebo manufacture and packaging

Stability testing of Product and CTM Product and Placebo

Analytical methods will be transferred and/or modified to support the CTM manufacture. Client will provide QS Pharma with the API, the identification (ID) test method for the API, and the current HPLC analytical methods for the API.

The key assumptions are summarized below:

•	The CTM is intended only for use in Russia.
•	Manufacture 120,000 tablets of Product and 100,000 tablets of Placebo.
•	The tablet strength is 10 mg and the tablets must approximate the existing in total weight, shape and size.
•	The bulk density of the dry blend will determine the number of batches required to meet the delivery. The theoretical bulk density projects one batch.
•	The formulation has been made as a paste granulation to date.
•	Qualified analytical methods for API ID, assay and impurity analysis will be provided by Client.
•	GMP API is available immediately.
•	CTM will be available for shipment within 14 weeks of contract execution and receipt at QS Pharma of the deposit, MSDS for each the API, the API and the API reference standard provided the CTM Product batch is made at risk with no stability data from the formulation development batch available prior to CTM manufacture. The addition of requiring stability data from the formulation development batch available prior to CTM manufacture will cause a commensurate + one week increase in the time required. For example, the addition of one month data prior to CTM manufacture will require a 19.3 week timeline.

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QSPharma™

Quality with Speed®

Proposal 05-1575

11 January 2005

1.0 Project Summary

Activity		Fee (USD)
2.0 Health & Safety Evaluation		1,000

3.0 Analytical Method Development
3.1 API		1,000
3.2 Excipients per USP & Packaging Components		16,000
3.3 Cleaning Verification		12,000
3.4 Product		28,000

	Sub-Total:	57,000

4.0 Formulation Development
4.1 Formulation Development & Feasibility Batch Manufacture		50,000
4.2 Analytical Support (in-process & time zero, 1, 2 and 3 month stability testing)		28,000
Project Support		0

	Sub-Total:	78,000

5.0 CTM
5.1 Manufacture Product (120,000 tablets)		30,000
5.2 Manufacture Placebo (100,000 tablets)		25,000
5.3 Package Product & Placebo		15,000
5.4 Storage and Material Management ($400/month)		4,800
5.5 Label Packaged Product & Placebo		35,000
5.6 Analytical Support for Manufacturing CTM Product and Placebo (release & 24 month stability testing)		61,000
Project Support		0

	Sub-Total:	170,800

	Total:	306,800

	Deposit:	100,000

	Balance:	206,800

2.0 Health and Safety Evaluation

Prior to the commencement of activities, a thorough review by QS Pharma of the Environmental Health and Safety (EHS) requirements for the API shall be completed. Client will provide the most current MSDS. Client will keep QS Pharma updated on all EHS, preclinical and clinical safety findings. The following quotation assumes that the EHS review will determine that API can be safely handled and manufactured at the QS Pharma facility. A summary report of this evaluation will be provided to the Client.

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QSPharma™

Quality with Speed®

Proposal 05-1575

11 January 2005

3.0 Analytical Methods

QS Pharma will perform the required method verification and qualification for the API and Product. The method verification and qualification will enable the ID testing of the API and the manufacture (cleaning verification), release and stability testing of Product. Client will provide the current API analytical methods.

3.1 API

API analytical methods will be utilized for ID testing. The test method required for the API ID testing will be provided by the Client. The ID test will be IR or UV spectra and will be conducted on receipt and compared to a Client-provided reference spectra. QS Pharma will author a specification for the ID of the API.

3.2 Excipients & Packaging Components

All excipients and packaging components will be selected based on the composition and packaging configuration of the Product. The required excipient and packaging component release testing will be decided based on Client input to meet cGMP reuquirements. The price estimate covers USP testing on three excipients (starch, lactose and magnesium stearate) and appropriate testing of the packaging components.

3.3 Cleaning Verification

Product manufacture requires the development of a cleaning verification for the API. The method is required since all development and CTM manufacture will be done in equipment with contact surfaces not dedicated solely to Product.

3.4 Product

Product analytical methods will be developed from API methods provided by Client for release and stability testing. The analytical methods include visual appearance/color, identification, assay, related substances, content uniformity, dissolution, moisture by halogen moisture analyzer balance and friability. The test methods for evaluation of the Product on release include visual appearance/color, identification, assay, related substances, content uniformity, dissolution, moisture by halogen moisture analyzer balance and friability. The test methods for evaluation of the Product at the stability time points shall include visual appearance/color, assay, related substances, dissolution, moisture by halogen moisture analyzer balance and friability.

4.0 Formulation Development

4.1 QS Pharma will utilize the current 10 mg tablet formulation composition to make a high shear wet granulation tablet that plans to utilize pregelatinized starch, lactose, magnesium stearate with fluid bed drying. The intent is to move from the paste granulation tablet formulation to a tablet formulation that employs current technology and is manufacturable. The process train is planned to include screens, a blender, high

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QSPharma™

Quality with Speed®

Proposal 05-1575

11 January 2005

shear granulator, fluid bed dryer and a tablet press. The ultimate scale will dictate the specific processing equipment. The characterization will include a feasibility batch that approximates the CTM batch size. Prior to the commencement of manufacturing, development batch records that specify the manufacturing procedures and acceptance criteria will be prepared by QS Pharma. These batches will be packaged in bulk with a sufficient quantity packaged into HDPE bottles for stability.

4.2 The initial and stability test methods are provided in 3.4. A single time zero analysis will cover all storage conditions. The stability protocol is proposed to include 25ñC/60% RH at 1, 2 and 3 months and 40ñC/75% RH at 1, 2 and 3 months.

5.0 CTM

QS Pharma will manufacture sufficient batches to meet Client requirements. The batches will be manufactured based on the process and composition identified in 4.0. The bulk density of the powder blend will determine the number of batches required to meet the delivery. All CTM batches will be manufactured under cGMP. Prior to the commencement of manufacturing, batch records that specify the manufacturing procedures and acceptance criteria will be prepared by QS Pharma, then supplied for prospective review and approval by Client.

5.1 The Product total batch size is 120,000 tablets (~6 kg of blend and 1.2 kg of API). The quantity specified is intended to cover processing losses and additional tablets for in-process, release testing, stability testing and retention.

5.2 The Placebo total batch size is 100,000 tablets (~5 kg of blend). The quantity specified is intended to cover processing losses and additional tablets for in-process, release testing, stability testing and retention.

5.3 The Product and Placebo batches will be packaged in the Client-specified 90 tablet count in HDPE bottles. Additional tablets will be packaged for release testing, stability testing and retention.

5.4 The CTM storage and material management shall include inventory management, controlled temperature storage at ambient temperature and humidity, domestic and international shipping preparation, overnight and same-day shipping preparation, shipment tracking, receipt confirmation and detailed monthly inventory, receiving and shipping report. The monthly charges are for the remainder of the two packaged batches that is not required for clinical provision at this time and the retention samples of the CTM.

5.5 QS Pharma will label and package the labeled bottles into kits as required by Client study design. The labeling, kit packaging and shipping will require the following activities – batch record generation, 100% label review of Client-provided released labels, labeling Placebo bottles, labeling Product bottles, labeling the box kits, insertion

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QSPharma™

Quality with Speed®

Proposal 05-1575

11 January 2005

of the Placebo bottles into the appropriate kit boxes, insertion of the Product bottles into the appropriate kit boxes, insertion of the kit boxes into the shipper boxes, labeling the shipper boxes and shipment of the shipper boxes. QA review will also occur prior to, during and after the process.

5.6 The CTM Product release and stability test methods are provided in 3.4. The release testing will cover the time zero analysis for all stability storage conditions. The stability protocols are proposed to include 25°C/60% RH at 1, 3, 6, 9, 12, 18 and 24 or Last Patient Out (LPO) months and 40°C/75% RH at 1, 3 and 6 months.

5.6 The CTM Placebo release test methods are assay (absence of active), appearance/color and friability. The release testing will cover the time zero analysis for all stability storage conditions. The stability test methods are assay (absence of active) for time zero only, appearance/color and friability. The protocol is proposed to include 25ñC/60% RH at 3, 6, 12 and 24 or LPO months.

6.0 Project Management

QS Pharma will provide project management support to monitor the progress of the project against established timelines. QS Pharma will update the Client with any changes that impact the predefined project timelines. QS Pharma shall be an extension of the Client Project Team and act as the Client Pharmaceutical Subteam. QS Pharma shall be available at Client’s request to participate in Client project team meetings and reviews.

7.0 Assumptions, Terms and Conditions

7.1. Development Activities. QS Pharma shall undertake and perform the work described in this Proposal (the “Development Activities”) which when accepted by Client shall become a contract binding on QS Pharma and Client (the “Contract”). No changes, deletions or additions to the Development Activities will be considered valid without mutual written agreement between Client and QS Pharma. Should unforeseen events occur requiring additional development efforts by QS Pharma beyond the Development Activities set forth in this Proposal, Client will be notified in advance of costs associated therewith.

7.2. Supply of Products. (a) Client shall supply QS Pharma with sufficient bulk quantities of the active ingredients for QS Pharma use in conducting the Development Activities under this Proposal. Such ingredients shall be supplied by Client at its expense.

(b) All other project specific items required to be purchased by QS Pharma and shall be billed back to Client at QS Pharma direct cost plus an additional 10% as a handling charge.

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QSPharma™

Quality with Speed®

Proposal 05-1575

11 January 2005

7.3. Payment for Service. (a) Client shall pay QS Pharma for the services to be provided during the term of this Proposal in such amounts and in such manner as set forth in this Proposal. All amounts quoted are in US$ funds and are valid for sixty (60) days from the date of this Proposal. All amounts quoted are subject to review by QS Pharma of all product specifications, development reports and Environmental, Health and Safety assessment. One review with changes is included in the fee for final reports. Any additional changes shall be invoiced separately at the then prevailing hourly rates.

(b) Project specific items, which include but are not limited to special equipment, tablet tooling, change parts, specialty coating runs, excipients, excipient testing, packaging components, laboratory columns and reagents, waste disposal, etc., obtained by QS Pharma from third party suppliers as well as services to be provided by any third party suppliers shall be billed back to Client upon QS Pharma receipt of invoice from any supplier of QS Pharma.

(c) Each QS Pharma invoice shall be due and payable within thirty (30) days of the date of such invoice. A late fee of 1.5% per month (18% annum) will be calculated on a daily basis and charged on all past due payments.

7.4. Payment Schedule. (a) Prior to the commencement of any Development Activities by QS Pharma pursuant to this Proposal, QS Pharma shall have received from Client a deposit in the amount set out in the Project Summary representing an initial payment for the services to be rendered by QS Pharma. This deposit amount will be held by QS Pharma as a deposit until the Development Activities, as modified from time to time, are fully completed or until this Contract expires or is terminated for whatever reason. The deposit amount shall be credited towards the final invoice for the Project.

(b) The balance of the payment shall be invoiced at the conclusion of each activity line item (2.0, 3.1, 3.2, 3.3, 3.4, 4.1, 5.1, 5.2, 5.3, and 5.5) and the provision of the applicable report or batch record, the balance due (~67.4% of the fee for the activity) will be billed. After the completion of each time point in line items 4.2, 5.4 and 5.6 and the provision of the applicable report, QS Pharma shall bill Client for the pro-rated balance due for that line item. The pro-rated balance due is ammortorized over the duration of the stability study or material management. The balance payment amounts shall be credited towards the final invoice for the Project. The billing shall occur on a monthly cycle with all items completed during the preceding month being billed.

7.5. Term and Termination. This Contract will take effect on the date of execution and shall continue until completion by QS Pharma of the Development Activities. Either party may terminate this Contract if the other party is in material breach of any provisions thereof and the breaching party fails to remedy any such breach within thirty (30) days of the notice of such breach by the non-breaching party.

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QSPharma™

Quality with Speed®

Proposal 05-1575

11 January 2005

Additionally, Client shall have the right to terminate this Contract immediately for any business reason. In either such case Client shall pay to (QS Pharma): (i) any fees and expenses due to QS Pharma for the services rendered up to the date of termination; (ii) all actual costs incurred by QS Pharma to complete activities associated with the termination and close of the Project; and (iii) any additional costs incurred by QS Pharma in connection with the Project that are required to fulfill applicable regulatory and contractual requirements.

7.6. Confidential Information. All proprietary and confidential information of either party disclosed or otherwise made known to the other party as a result of the Development Activities performed under this Contract shall be considered confidential property of the disclosing party (the “Confidential Information”). The Confidential Information shall be used by the receiving party, its employees and external advisors only for the purpose of performing the receiving party’s obligations hereunder. For purposes of this paragraph, Confidential Information shall not be deemed to include any information that is (i) known to the receiving party at the time of the disclosure, as evidenced by its written records prior to disclosure by the disclosing party; (ii) is or becomes available publicly other than as a result of a breach of this Contract by the receiving party, (iii) obtained from a third party lawfully in possession such information and under no obligation to maintain such information confidential.

Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without prior written consent of the disclosing party. However, disclosure of Confidential Information may be made if required by law or by any regulatory or governmental authority to which the receiving party or any of its respective affiliates may be subject, in each case, on prior written notice to the disclosing party, so that the disclosing party may determine whether to seek a protective order or other appropriate remedy. This obligation of confidentiality and nondisclosure shall remain in effect for a period of ten (10) years after the effective date of termination of this Contract.

7.7. Inventions, Etc. All data and information generated or derived by QS Pharma as the results of Development Activities performed by QS Pharma under this Contract shall be and remain the exclusive property of Client. Any inventions that may evolve from the data and information described above or as the result of Development Activities performed by QS Pharma under this Contract shall belong to Client. Notwithstanding the foregoing, Client acknowledges that QS Pharma possesses certain inventions, processes, know-how, trade secrets, other intellectual properties and other assets, including but not limited to, analytical methods, computer technical expertise and software which have been independently developed by QS Pharma (collectively “QS Pharma Property”). Client and QS Pharma agree that any QS Pharma Property or improvement thereto which are used, improved, modified or developed by QS Pharma under or during the term of this Contract, is the product of QS Pharma technical expertise possessed and developed by QS Pharma prior to or during performance of this Contract and are the sole and exclusive property of QS Pharma.

Confidential

QSPharma™

Quality with Speed®

Proposal 05-1575

11 January 2005

7.8. Errors and Omissions. In the event of a material error by QS Pharma in the performance of the Development Activities, Client shall have the option to request QS Pharma to (1) repeat the service at QS Pharma own costs provided that Client provides the active ingredient, or (2) reimburse Client for the price for that particular service, excluding the cost of the active ingredient. In any event, QS Pharma shall not reimburse the amount of the active ingredient.

7.9. Indemnification. Client shall defend, indemnify and hold harmless QS Pharma and its affiliates and its and their respective directors, officers, employees and agents from and against any and all claims, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses) (collectively, “Losses”) relating to or arising from or in connection with this Contract except to the extent such Losses are determined to have resulted from negligence or willful misconduct of QS Pharma. QS Pharma shall defend, indemnify and hold harmless Client and its affiliates and their respective directors, officers, employees and agents from and against any and all Losses relating to or arising from or in connection with this Contract, but only to the extent such Losses are determined to have resulted from negligence or willful misconduct of QS Pharma.

7.10. Indemnification Procedures. In the event that either party seeks indemnification, it shall inform the other party of the claim as soon as reasonably practicable after it receives notice thereof, shall permit the other party, at that party’s cost, to assume direction and control of the defense of the claim, and shall cooperate as reasonably requested (at the expense of the other party), in defense of the claim. Neither party shall settle or otherwise compromise any claim or suit in any manner that adversely affects that other party hereunder or imposes obligations on the other party in addition to those set forth in this Contract, without prior written consent of the other party, for which consent shall not be unreasonably withheld or delayed.

7.11. Miscellaneous. This Contract contains the entire understanding of the parties with respect to the subject matter herein and supersedes all previous agreements (oral and written), negotiations and discussions. The parties may modify or amend the provisions hereof only by an instrument in writing duly executed by both of the parties. Neither this Contract, nor any of either party’s rights hereunder, may be assigned or otherwise transferred by either party without the prior written consent of the other party. This Contract shall be interpreted and enforced under the laws of Delaware without regard to the conflict of laws provisions thereof. The obligation of the parties contained in Sections 7.6, 7.7, 7.8, 7.9 and 7.10 shall survive the expiration or earlier termination of this Contract.

Confidential

QSPharma™

Quality with Speed®

Proposal 05-1575

11 January 2005

QS Pharma and Client have executed this Contract in duplicate by the duly authorized officers of each party.

Client		QS Pharma
By:	/s/	By:	/s/
Name:		Name:
Title:		Title:
Date:		Date:

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